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                                                                   EXHIBIT 10.40




July 25, 2000

Bill Rychel
Tekgraf, Inc.
980 Corporate Woods Pkwy
Vernon Hills, Illinois 60061

RE: FINANCIAL CONSULTING AGREEMENT


Dear Bill:

During several recent conversations, you have indicated that Tekgraf, Inc. ("Tekgraf") or the "Company") is interested in retaining a financial consultant. LaSalle St. Capital Markets, Inc. ("LCM") has agreed to perform this function. This Letter Agreement (the "Agreement') sets forth the terms by which LCM will agree to provide financial consulting services for Company.

SERVICE

Company agrees to pay LCM 100,000 warrants with a 3-year exercise period to provide investment-consulting services. The warrants shall vest as indicated below, with any unvested warrants being forfeited on the effective date of termination. The exercise price of the warrants shall be as follows:

          1. 50,000 warrants at $1.50 exercise price, vested immediately upon signing,
          2. 25,000 warrants at $2.50 exercise price, vested in 3 months from signing,
          3. 25,000 warrants at $3.50 exercise price, vested in 6 months from signing.

Subject to all the terms and conditions set forth in this Letter Agreement, LMC agrees to advise Company in the following areas:

          a.)  Long-term strategic planning
          b.)  Capital Planning
          c.)  Business transactions
          d.)  Business Plan development
          e.)  Capital Raising

This is not meant be exhaustive, but rather to highlight the more important services LCM is expected to perform pursuant to this Agreement.

TERM AND TERMINATION

The term of this Agreement shall be for 12 months. Each party shall have the right to terminate the Agreement on 30 days written notice, provided that, in the event of termination by Company, LCM shall be entitled to compensation as described in the "Business Transaction" paragraph



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herein with respect to any firm, person or corporation who, within 180 days after termination of the Agreement, shall have entered into a legal relationship with Company in such manner as contemplated by this engagement

PERSONNEL

By executing this Agreement, Company engages LCM to perform the work and services set forth herein. Company understands and agrees that in the performance of this engagement LCM may use the services of principals, associates accountants, outside consultants, lawyers and others, provided that in each case the engagement of such persons shall be identified to, and approved by Company

WARRANTIES

LCM makes and will make no representation or warranty that any research coverage, whether conducted by LCM or any affiliate or professional retained for that purpose, will increase market exposure for Company.

BUSINESS TRANSACTION

Company engages LCM, only on deals that LCM brings to Tekgraf, to act as non-exclusive agent for any merger or consolidation involving the Company or any of its subsidiaries, or for any acquisition by Company or any of its subsidiaries of any entity or assets thereof, or the acquisition of Company or any of its Subsidiaries by another entity. Unless otherwise agreed to by both parties, if the acquisition, consolidation or merger is consummated, Company agrees to pay LCM as follows:

          *    on amount of $1.0 million or under, 5% of such amount;
          * on amounts in excess of $1.0 million to and including, $2.0 million, 4% of such excess;
          * on amount in excess of $2.0 million to, and including, $5.0 million, 3% of such excess;
          *    on amounts in excess of $5.0 million, 2% of such excess.

EXPENSES

Company agrees to pay reasonable out-of-pocket expenses incurred by LCM including, but no limited to, charges in connection with photocopying, desktop publishing and word processing, computer database searches, courier charges, travel and meal charges, approved overtime, as well as approved outside consultants, lawyers, accountants and specifically identified services rendered by LCM provided that the Company has pre-approved any expense or series of related expenses over $500. . LCM shall not required approval for disbursements in individual amount of less than five hundred dollars ($500.00).

MISCELLANEOUS

Company agrees to cooperate with LCM in complying with all state and federal securities laws, rules, and regulation of the National Association of Securities Dealers. (already in previous paragraph - not necessary) Company acknowledges and agrees that any decision as to whether to


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follow LCM's advice in the role of financial consultant, and all other decision of any nature whatsoever, are those of Company only and Company accepts responsibility for those decisions. Company acknowledges that LCM is an independent contractor and not the agent of the Company. LCM does not, and will not have responsibilities of an agent to a principle and conversely, Company does not and will not have the responsibilities of a principle to an agent.

By signing below, Company acknowledges and agrees to the terms and conditions of performance by LCM of services set forth above. Company may not delegate or assign any part of this letter Agreement, or the duties and privileges set forth herein, without the prior written consent of LCM.

Sincerely,

LASALLE ST.CAPITAL MARKETS, INC.


/s/ Michael R. Grady
Michael R. Grady
President, LaSalle St. Capital Markets, Inc.

Acknowledge and Agreed



/s/  William R. Rychel
By:
President